EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS THIRD QUARTER 2011 RESULTS

Pittsburgh, November 30, 2011 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced earnings for the third quarter ended October 29, 2011 of $0.27 per diluted share, compared to adjusted income from continuing operations of $0.29 per diluted share last year, which excludes a realized loss from the sale of investment securities of $0.12 per diluted share.

Jim O’Donnell, chief executive officer, said, “I am encouraged by our progress in the third quarter and the continued momentum into the holiday season. Strong top line growth is evidence of the success of our key item strategy and merchandise improvements. Looking ahead to 2012, we have tremendous opportunity to capitalize on the strength of our brands and drive future profitable growth.”

Third Quarter Results — Continuing Operations

Total sales for the quarter increased 11% to $832 million, compared to $752 million last year. Third quarter comparable store sales increased 5%, compared to a 1% increase last year. For additional comparable store sales information for the period, see the accompanying table.

Gross profit was $309 million, or 37.1% as a rate to sales, compared to $312 million, or 41.6% as a rate to sales, last year. While merchandise profit dollars increased slightly due to stronger sales, higher cotton costs and markdowns pressured the merchandise margin, which decreased 480 basis points. Buying, occupancy and warehousing costs improved 30 basis points as a rate to sales, primarily due to top line growth driven by a 5% comparable store sales increase.

Selling, general and administrative expense increased 3% to $191 million due to higher sales, new store openings and a planned investment in advertising, partially offset by continued expense savings. SG&A improved 170 basis points to 22.9% as a rate to sales, compared to 24.6% last year.

Operating income for the quarter was $83 million, compared to $91 million last year.

AEO Direct

In the third quarter, online sales reached a record third quarter high increasing 21% due to increased traffic and conversion. The company’s online business includes ae.com, aerie.com and 77kids.com.

Inventory

Total merchandise inventories at the end of the third quarter were $572 million, an increase of 35% on a cost per foot basis, compared to last year. Units per foot increased 20%, due to the company’s key item strategy and planned expansion of accessory shops to 400 stores for the holiday season. The inventory position also reflects the impact of higher product costs.

Fourth quarter average weekly inventory levels are planned similar to third quarter to support peak holiday shopping periods during November and December. As we look forward to next year, we expect the inventory increase to moderate compared to the back half of 2011.

Capital Expenditures

For the third quarter, capital expenditures were $31 million, compared to $26 million last year. Of the third quarter capital expenditures, approximately $22 million related to new and remodeled stores. The balance of the capital expenditures related to distribution center, information technology and other home office projects. For Fiscal 2011, the company expects capital expenditures to be approximately $100 million, which includes the holiday accessory expansion initiative.

Real Estate

In the third quarter, the company opened six AE and seven aerie stores. In addition, the company remodeled five stores, bringing the year-to-date total to 59. The company continues to expect fiscal 2011 total square footage to increase in the low single-digits. For additional third quarter 2011 actual and fiscal 2011 real estate information, please refer to the accompanying table.

Cash and Investments and Share Repurchases

The company ended the third quarter with total cash and investments of $482 million. During the quarter, 1.4 million shares were repurchased for a total of $15 million.

Fourth Quarter Outlook

Strong sales over Thanksgiving weekend were driven by increased traffic and conversion. Powerful unit sales growth reflected a positive customer response to the holiday assortment and planned promotions.

Regarding fourth quarter earnings, the company expects EPS to be in the range of $0.40 to $0.44 per diluted share. The guidance assumes that sales momentum continues, particularly during peak holiday shopping periods. Additionally, the company expects margin pressure related to higher cotton costs and its planned promotional strategy. For the year, SG&A dollars are expected to increase in the low single-digits.

Conference Call Information

At 9:00 a.m. Eastern Time on November 30, 2011, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning November 30, 2011 at 12:00 p.m. Eastern Time through December 21, 2011. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference confirmation code 372061. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share (“non-GAAP” or “adjusted”). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 158 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM®, the online home of the brands of AEO, Inc. ships to 77 countries worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.

Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 29, 2011	January 29, 2011	October 30, 2010
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$380,284	$667,593	$630,775
Short-term investments	101,036	67,102	3,700
Merchandise inventory	571,751	301,208	409,509
Accounts receivable	41,138	36,721	40,346
Prepaid expenses and other	64,378	53,727	52,757
Deferred income taxes	47,254	48,059	50,910

Total current assets	1,205,841	1,174,410	1,187,997

Property and equipment, net	629,486	643,120	652,361
Intangible assets, net	40,088	7,485	6,694
Goodwill	11,511	11,472	11,395
Long-term investments	648	5,915	5,915
Non-current deferred income taxes	8,833	19,616	27,475
Other assets	14,045	17,980	17,287

Total Assets	$1,910,452	$1,879,998	$1,909,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$222,894	$167,723	$196,504
Accrued compensation and payroll taxes	18,677	34,954	30,289
Accrued rent	74,888	70,390	71,133
Accrued income and other taxes	19,552	32,468	11,620
Unredeemed gift cards and gift certificates	22,456	41,001	20,266
Current portion of deferred lease credits	15,512	16,203	16,465
Other current liabilities and accrued expenses	22,570	25,098	21,285

Total current liabilities	396,549	387,837	367,562

Deferred lease credits	74,981	78,606	81,730
Non-current accrued income taxes	38,527	38,671	36,302
Other non-current liabilities	17,853	23,813	22,246

Total non-current liabilities	131,361	141,090	140,278

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	550,110	546,597	543,265
Accumulated other comprehensive income	29,174	28,072	26,751
Retained earnings	1,744,280	1,711,929	1,745,912
Treasury stock	(943,518)	(938,023)	(917,140)

Total stockholders’ equity	1,382,542	1,351,071	1,401,284

Total Liabilities and Stockholders' Equity	$1,910,452	$1,879,998	$1,909,124

Current Ratio	3.04	3.03	3.23

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	October 29, 2011	% of Sales	October 30, 2010	% of Sales
Net sales	$831,826	100.0%	$751,507	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	522,859	62.9%	439,198	58.4%

Gross profit	308,967	37.1%	312,309	41.6%
Selling, general and administrative expenses	190,583	22.9%	185,050	24.6%
Depreciation and amortization	35,199	4.2%	35,804	4.8%

Operating income	83,185	10.0%	91,455	12.2%
Realized loss on sale of investment securities	—	0.0%	(24,201)	-3.2%
Other (expense) income, net	(407)	0.0%	1,986	0.2%

Income before income taxes	82,778	10.0%	69,240	9.2%
Provision for income taxes	30,351	3.7%	36,049	4.8%

Income from continuing operations	52,427	6.3%	33,191	4.4%
Loss from discontinued operations, net of tax	—	0.0%	(167)	0.0%

Net income	$52,427	6.3%	$33,024	4.4%

Basic income per common share:
Income from continuing operations	$0.27		$0.17
Loss from discontinued operations	—		—

Net income per basic share	$0.27		$0.17

Diluted income per common share:
Income from continuing operations	$0.27		$0.17
Loss from discontinued operations	—		—

Net income per diluted share	$0.27		$0.17

Weighted average common shares outstanding — basic	194,378		195,590
Weighted average common shares outstanding — diluted	195,985		197,323

	39 Weeks Ended
	October 29, 2011	% of Sales	October 30, 2010	% of Sales
Net sales	$2,117,091	100.0%	$2,051,471	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,344,302	63.5%	1,241,758	60.5%

Gross profit	772,789	36.5%	809,713	39.5%
Selling, general and administrative expenses	516,173	24.4%	519,188	25.3%
Depreciation and amortization	105,754	5.0%	107,378	5.3%

Operating income	150,862	7.1%	183,147	8.9%
Realized loss on sale of investment securities	—	0.0%	(24,426)	-1.2%
Other income, net	5,536	0.3%	1,222	0.1%

Income before income taxes	156,398	7.4%	159,943	7.8%
Provision for income taxes	55,977	2.7%	65,047	3.2%

Income from continuing operations	100,421	4.7%	94,896	4.6%
Loss from discontinued operations, net of tax	—	0.0%	(41,287)	-2.0%

Net income	$100,421	4.7%	$53,609	2.6%

Basic income per common share:
Income from continuing operations	$0.52		$0.47
Loss from discontinued operations	—		(0.20)

Net income per basic share	$0.52		$0.27

Diluted income per common share:
Income from continuing operations	$0.51		$0.46
Loss from discontinued operations	—		(0.20)

Net income per diluted share	$0.51		$0.26

Weighted average common shares outstanding — basic	194,659		201,678
Weighted average common shares outstanding — diluted	196,430		203,539

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

(unaudited)

13 Weeks Ended October 30, 2010
GAAP diluted EPS from continuing operations	$0.17
Add back: Realized loss on sale of investment securities	0.12

Non-GAAP diluted EPS from continuing operations	$0.29

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	39 Weeks Ended
	October 29, 2011	October 30, 2010
Operating activities:
Net income	$100,421	$53,609
Loss from discontinued operations	—	41,287

Income from continuing operations	100,421	94,896

Adjustments to reconcile income from continuing operations to net cash from operating activities:
Depreciation and amortization	107,694	110,247
Share-based compensation	9,065	21,929
Provision for deferred income taxes	11,253	5,222
Tax benefit from share-based payments	293	12,848
Excess tax benefit from share-based payments	(152)	(4,265)
Foreign currency transaction (gain) loss	(277)	44
Net impairment loss recognized in earnings	—	1,248
Realized loss on sale of investment securities	—	24,426
Changes in assets and liabilities:
Merchandise inventory	(270,538)	(89,988)
Accounts receivable	(4,426)	(7,454)
Prepaid expenses and other	(10,627)	(4,879)
Other assets	3,935	(677)
Accounts payable	60,033	40,326
Unredeemed gift cards and gift certificates	(18,609)	(18,916)
Deferred lease credits	(4,354)	(2,868)
Accrued compensation and payroll taxes	(16,297)	(24,379)
Accrued income and other taxes	(13,036)	(13,647)
Accrued liabilities	(2,461)	2,336

Total adjustments	(148,504)	51,553

Net cash (used for) provided by operating activities from continuing operations	$(48,083)	$146,449
Investing activities:
Capital expenditures for property and equipment	(96,745)	(65,363)
Acquisition of intangible assets	(33,886)	(1,849)
Purchase of available-for-sale securities	(186,328)	—
Sale of available-for-sale securities	157,994	177,472

Net cash (used for) provided by investing activities from continuing operations	$(158,965)	$110,260
Financing activities:
Payments on capital leases	(2,343)	(1,774)
Repayment of note payable	—	(30,000)
Repurchase of common stock as part of publicly announced programs	(15,160)	(192,268)
Repurchase of common stock from employees	(2,189)	(18,024)
Net proceeds from stock options exercised	2,680	5,762
Excess tax benefit from share-based payments	152	4,265
Cash used to net settle equity awards	—	(6,434)
Cash dividends paid	(64,273)	(64,659)

Net cash used for financing activities from continuing operations	$(81,133)	$(303,132)

Effect of exchange rates on cash	872	1,553

Cash flows of discontinued operations
Net cash used for operating activities	—	(18,309)
Net cash used for investing activities	—	(6)
Net cash used for financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash used for discontinued operations	$—	$(18,315)

Net decrease in cash and cash equivalents	$(287,309)	$(63,185)
Cash and cash equivalents — beginning of period	667,593	693,960

Cash and cash equivalents — end of period	$380,284	$630,775

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE STORE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	5%	1%
AE Brand	5%	Flat
aerie	8%	11%
AEO Direct (1)	21%	-2%

	YTD Third Quarter Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	-1%	1%
AE Brand	-1%	1%
aerie	Flat	10%
AEO Direct (1)	13%	-3%

(1)	AEO Direct is comprised of ae.com, aerie.com and 77kids.com. AEO Direct is not included in consolidated comparable store sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Third Quarter Fiscal 2011	YTD Third Quarter Fiscal 2011	Fiscal 2011 Guidance
Consolidated stores at beginning of period	1,103	1,086	1,086
Consolidated stores opened during the period
AE Brand	6	11	11
aerie	7	10	10
77kids	—	12	12
Consolidated stores closed during the period
AE Brand	—	(3)	(15) - (25)

Total consolidated stores at end of period	1,116	1,116	1,094 - 1,104

Stores remodeled during the period	5	59	60 - 65
Total gross square footage at end of period	6,536,564	6,536,564	Not Provided